May 8, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  The Coleman Company, Inc.
         Form S-8 Registration Statement
         The Coleman Company, Inc. 1996 Stock Option Plan

Gentlemen:

This firm has acted as counsel to The Coleman Company, Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the issuance of an aggregate of 2,000,000 shares of common stock, $.01 par value per share of the Company (the "Common Stock").

We have examined the Company's Articles of Incorporation and bylaws and the record of its corporate proceedings with respect to the registration statement and have made such other investigation as we have deemed necessary in order to express the following opinion.

Based on the foregoing, we are of the opinion that the Common Stock, when issued as contemplated by the Plan and the registration statement, will be legally issued, fully paid and nonassessable.

We hereby consent to all references to this firm in the registration statement and all amendments to the registration statement. We further consent to the use of this opinion as an exhibit to the registration statement.

                          Very truly yours,
                          Holme Roberts & Owen LLP

                          By: /s/ W. Dean Salter
                          _____________________
                           W. Dean Salter, Partner